Exhibit 99.1
Contact: Karen Haus Market Street Partners for Actuate 650.645.3555 IR@actuate.com Actuate Announces Tender Offer to Repurchase $60 million of its Common Stock
San Mateo, Calif. – November 3, 2008 – Actuate Corporation (NASDAQ: ACTU), the leader in delivering Rich Internet Applications Without Limits™, today announced its intention to commence a “modified Dutch auction” tender offer to purchase $60 million worth of its common stock, at a price per share not less than $3.15 and not greater than $3.40. Actuate intends to commence the stock tender offer in early November 2008, and expects the stock tender offer to expire at 5:00 p.m. New York time twenty business days thereafter, unless extended.
The maximum number of shares proposed to be purchased in the stock tender offer represents approximately 31 percent of Actuate’s currently outstanding common stock. Actuate plans to fund the offer from a combination of a newly secured revolving credit facility and available cash on hand.
Actuate has entered into a revolving Credit Agreement with Wells Fargo Foothill, LLC, part of Wells Fargo & Company (NYSE: WFC). The Credit Agreement provides for a revolving line of credit in the principal amount of up to $50 million. For more information on the new revolving line of credit, please refer to the Current Report on Form 8-K which is expected to be filed by the Company.
“The tender offer reflects our continued commitment to enhance shareholder value and is an attractive use of capital given Actuate’s current business and market valuation,” said Pete Cittadini, president and CEO of Actuate. “After careful review, Actuate’s Board of Directors felt that a formal tender offer was the most efficient way to return value to our shareholders while ensuring that we remain well-capitalized to support our future investment opportunities. Furthermore, securing a $50 million line of credit during these volatile times is strong recognition of Actuate’s strategic direction and our proven ability to maintain profitability and generate positive cash flow.”
Jefferies and Co. will serve as dealer manager for the stock tender offer. D.F. King & Co., Inc. will serve as information agent and Computershare, Inc. will serve as the depositary.

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A “modified Dutch auction” allows stockholders to indicate how many shares and at what price within Actuate’s specified range they wish to tender. Based on the number of shares tendered and the price specified by the tendering stockholders, Actuate will determine the lowest price per share within the range that will enable it to purchase $60 million worth of its shares, or such lesser dollar value of shares as are properly tendered. At the minimum price of $3.15 per share, Actuate would purchase a maximum of 19,047,619 shares, while at the maximum price of $3.40 per share, Actuate would purchase a maximum of 17,647,058 shares. The stock tender offer is not contingent upon a minimum number of shares being tendered but is conditioned on a number of events as described in the Offer to Purchase. Specific instructions and a complete explanation of the terms and conditions of the stock tender offer are contained in the Offer to Purchase and related materials that will be mailed in early November 2008 to stockholders of record as of October 31, 2008.
Neither Actuate Corporation’s management, nor any of its board of directors, executive officers, the dealer manager, the information agent or the depositary is making any recommendation to stockholders as to whether to tender or refrain from tendering their shares in the stock tender offer. Stockholders must decide how many shares they will tender, if any, and the price within the stated range at which they will tender their shares. Stockholders should consult their financial and tax advisors in making this decision.
This press release is for informational purposes only, and is not an offer to purchase or the solicitation of an offer to sell any shares of Actuate Corporation common stock. The solicitation of offers to purchase shares of Actuate Corporation common stock will only be made pursuant to the tender offer documents, including the Offer to Purchase and the related Letter of Transmittal that Actuate Corporation intends to distribute to holders of its common stock and file with the Securities and Exchange Commission (“SEC”) in early November 2008.
HOLDERS OF COMMON STOCK ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS) WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ON THE STOCK TENDER OFFER.
Holders of common stock will be able to obtain these documents as they become available free of charge at the SEC’s website at www.sec.gov, or at the SEC’s public reference room located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information about the public reference room. In addition, holders of common stock may also request copies of the Tender Offer Statement, the Offer to Purchase, related Letter of Transmittal and other filed tender offer documents free of charge by contacting D.F. King & Co., Inc., the Information Agent, by telephone at (800) 488-8095 (toll-free) or (212) 269-5550 (collect), or in writing to D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005.
About Actuate Corporation
Actuate Corporation is dedicated to increasing the richness, interactivity and effectiveness of enterprise data, for everyone, everywhere. Actuate delivers the next generation RIA-ready information platform for both customer and employee-facing applications. The Actuate platform boasts unmatched scalability, high-performance, reliability and security. Its proven RIA capabilities and highly collaborative development architecture are backed by the

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world’s largest open source information application developer community, grounded in BIRT, the Eclipse Foundation’s only top level Business Intelligence and reporting project.
Global 9000 organizations use Actuate to roll out RIA-enabled customer loyalty and Performance Management applications that improve customer satisfaction and employee productivity. The company has over 4,200 customers globally in a diverse range of business areas including financial services and the public sector, many of which have a long history of deploying Actuate-based solutions for dozens, or even hundreds of their mission-critical applications.
Founded in 1993, Actuate has headquarters in San Mateo, California, with offices worldwide. Actuate is listed on NASDAQ under the symbol ACTU. For more information on Actuate, visit the company’s web site at www.actuate.com.
Forward-Looking Statements
This press release contains forward-looking statements, including, among others, statements regarding Actuate Corporation’s proposed stock tender offer, including the anticipated commencement date of the offer, the expected number of shares Actuate Corporation expects to repurchase in the offer and the price range within which it will repurchase such shares. Actual results may differ materially from those expressed in the forward-looking statements due to a number of factors, including delays in effecting the tender, a significant change in the price of Actuate Corporation’s common stock, unanticipated cash requirements and a sudden change in the conditions in the U.S. economy or Actuate Corporation’s industry. More information about potential factors that could affect Actuate Corporation is included in our filings with the SEC.
Copyright ®2008 Actuate Corporation. All rights reserved. Actuate and the Actuate logo are registered trademarks of Actuate Corporation and/or its affiliates in the U.S. and certain other countries. All other brands, names or trademarks mentioned may be trademarks of their respective owners.
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